Exhibit 10.12

BIOCRYST PHARMACEUTICALS, INC. 2190 PARKWAY LAKE DRIVE BIRMINGHAM. AL 35244 205-444-4600 205-444-4640 FAX	Jon P. Stonehouse Chief Executive Officer

2425 KILDAIRE FARM ROAD, SUITE 106 CARY, NC 27518 919-859-1302 919-851-1416 FAX

www.biocryst.com
December 11, 2009
Peter McCullough
40 Manomet Ave.
Hull, MA 02045
Dear Peter:
On behalf of BioCryst Pharmaceuticals, Inc., I am pleased to extend to you a formal invitation to join the BioCryst team as Vice President Operations. You will report directly to the Sr. Vice President and Chief Financial Officer, Stuart Grant.
We are projecting a start date sometime in early January 2010 (exact date to be determined and finalized) and your compensation will consist of the following components:
1.	A salary rate of $10,833,33 ($260,000 annually) per semi-monthly period payable on the 15th and 31st of each month, subject to the customary deductions and withholdings as required by law.

2.	In addition to the basic compensation set forth in (1) above, Employee shall be eligible to earn a cash bonus, payable as soon as reasonably practicable in the calendar year following each calendar year during the term of this Agreement, based on the Company’s achievement of performance related goals proposed by management and approved by the Board for the Company’s applicable fiscal year (the “Fiscal Year”), and the Employee’s performance during the year. The bonus actually earned, if any, shall be based on a target amount equal to 25% of the base compensation, earned by executive during such Fiscal Year (the “Target Amount”), and shall be pro-rated based on the degree to which the performance goals have been achieved, subject to a minimum level of achievement proposed by management and approved by the Board. The Target Amount for the 2010 Fiscal Year shall be prorated based on Employee’s base salary as of December 31, 2010. Employee must be employed through April 1, of the next succeeding Fiscal Year in order to receive the annual bonus for each Fiscal Year.

Peter McCullough
Page Two
December 11, 2009
3.	You will be eligible to receive 70,000 shares of BioCryst stock in an employee incentive stock option program, which the BioCryst Board of Directors has instituted. All stock option grants are subject to the approval of the Compensation Committee and subject to the requirements of state and federal laws. Your grant date for these options will be your start date with the pricing being determined by the closing market price on that date.

The parties intend for the Option to qualify as “incentive stock options,” as that term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (“Section 422”) to the fullest extent possible. The parties understand that the portion of the Option, together with the portion of any other incentive stock option granted by BioCryst and its parent and subsidiary corporations, if any, which may become exercisable in any year in excess of an aggregate of $100,000 fair market value, determined as of the date the Option or such other option, as the case may be, was granted, may not be treated as an incentive stock option under Section 422.

4.	You will be eligible to participate in the Company benefit programs according to the terms of those programs. We currently have group life insurance, disability insurance (short and long term), medical/dental insurance plans and a 401(k) retirement plan with a company match. BioCryst pays 100% of the Employee Only premiums, and requires employees to contribute toward the cost of dependent medical premims.

Our 401(k) retirement plan allows you to contribute as much as 30% of your salary. The Company currently matches your contribution up to 5% of your salary.

We also have an Employee Stock Purchase Plan (ESPP) that allows a payroll deduction of up to 15% of your salary, subject to certain IRS limitations, to purchase the Company’s stock at a discount of at least 15% of the market value. The market value used is the lower of the market value at the beginning or end of each six-month purchase period.

5.	Relocation Assistance: In connection with Employee’s execution of this Agreement Employee shall be provided with relocation assistance (highlighted in the attached Relocation Policy) to assist with the relocation to, North Carolina. Some of the benefits offered include:
a.	Temporary Housing — Temporary housing will be provided to you for up to three (3) months with the North Carolina Triangle area. BioCryst will work with you to locate suitable housing. Should you not need to use the full three (3) months of temporary housing, Biocryst would pay you the amount of monthly housing ($2,500) for each full month that you do not use temporary housing, not to exceed three (3) months in total.

Peter McCullough
Page Three
December 11, 2009
b.	Household Goods — Arrangements with a moving company of BioCryst’s choice will be made to pack, load and unload your household goods from your current residence to the North Carolina residence. BioCryst will also include the cost to ship a maximum of one vehicle to North Carolina.

c.	Home Marketing assistance on the sale of your current residence, closing cost reimbursement, house hunting trips and tax assistance/gross up of costs associated with the move.
6.	You will be eligible for vacation during calendar year 2010. These days will accrue at a rate of 13.33 hours per month (this is 4 weeks on an annual basis). We also observe nine holidays during the year and allow an additional two floating holidays (1/2 day earned each calendar quarter) to be used at the employee’s discretion. Any questions concerning our fringe benefit programs can be directed to Robert Stoner or Mike Richardson.
7.	You will be paid a 1 time sign-on bonus of $40,000, subject to the customary deductions and withholdings as required by law. This signing bonus will be paid to you following 30 days of active employment. Should you voluntarily separate employment with BioCryst Pharmaceuticals within 12 months from your start date, you will be required to reimburse the company for the net amount of the sign-on bonus paid.
Upon joining BioCryst, as a term of your employment, you agree to execute the Company’s standard nondisclosure agreement. In that agreement, you will confirm, among other things, that representations previously made to us by you that your employment with BioCryst will not cause you to breach any fiduciary or other duty, covenant, or understanding to which you are a party or by terms of which you are bound.
This offer is contingent upon you successfully passing a pre-employment drug screen, as well as confirmation of your education/experience information, and a background check. Your employment with BioCryst is for all purposes “at will,” and this letter does not constitute an employment contract. Instead, it sets forth the initial terms of your employment with BioCryst.

Peter McCullough
Page Four
December 11, 2009
All of us at BioCryst look forward to your joining the effort to build the Company into a sustainable, profitable business engaged in pioneering science. I know that you will be challenged by this new opportunity and will make significant contributions in the months ahead.
Please indicate that you have read and agree to this letter by signing the original and returning it to Robert C. Stoner within one week at his Durham, NC office.

Sincerely,
/s/ Jon P. Stonehouse
Jon P. Stonehouse
President and CEO

cc:	Robert C. Stoner — VP Human Resources Stuart Grant — Sr. VP & CFO

Accepted and agreed:
Name:	/s/ Peter McCullough
Peter McCullough
Date: 15 Dec 09